Exhibit 99.1

Edge Petroleum Announces Record Financial Results for 2005

          HOUSTON, March 8 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) today reported financial results for the fourth quarter and full year of 2005.  Net income for the fourth quarter and full year 2005 were record highs at $13.3 million and $33.4 million, respectively.  Highlights included:

*	Fourth quarter production was a record 4.3 Bcfe as compared to 3.2 Bcfe for the same period in 2004, an increase of 33%.

*	For the year ended December 31, 2005, average production was 44.9 MMcfe per day as compared to 33.1 MMcfe per day for the comparable period in 2004, an increase of 36% and a record for the Company.

*	For the year, Edge reported record production of 16.4 Bcfe, replaced 184% of reserves from a combination of operational and acquisition activities and grew reserves 15% to a record 102.8 Bcfe.

*

Fourth quarter and full year 2005 results were favorably impacted by non-cash unrealized derivative gains on our oil collars.  The Company does not apply cash flow hedge accounting to these economic hedges and as a result, pre-tax gains of $1,084,548 and $720,413 were included in total revenue for the three-month and twelve-month periods ended December 31, 2005, respectively.

          John W. Elias, Edge’s Chairman, President and CEO, commented on Edge’s 2005 financial results noting, “Our emphasis on effectively executing our strategies, while adapting to the ever changing business environment, has resulted in another year of record results for Edge.  The combination of our operating results, financial discipline and commodity prices allowed us to execute a record capital expenditure program.  This program included substantial investments in undeveloped acreage, new seismic data and acquisitions with upside potential which we believe give us a very broad opportunity base for 2006 and beyond.  We believe the consistent application of our business strategies are clearly producing results and creating value for our shareholders and we are confident that the ongoing efforts of our entire workforce will allow us to sustain our track record of building long term value.”

          Production for the three-month and annual periods ended December 31, 2005 was 4.3 Bcfe, an average of 46.4 MMcfe per day, and 16.4 Bcfe, an average of 44.9 MMcfe per day, respectively.  This compares to fourth quarter 2004 production of 3.2 Bcfe, or 34.9 MMcfe per day, and annual 2004 production of 12.1 Bcfe, or 33.1 MMcfe per day, respectively.  Our average realized price was $9.94 per Mcfe for the three months ended December 31, 2005 compared to $6.10 per Mcfe in the same prior year period.  For the year ended December 31, 2005, our average realized price was $7.40 per Mcfe compared to $5.33 per Mcfe in the same prior year period.

          As a result of higher production and higher averaged realized prices, we reported an increase in revenue for both the fourth quarter and annual periods of 2005 compared to the same periods in 2004. Revenue for the three months ended December 31, 2005 was $42.4 million compared to $19.6 million in the fourth quarter of 2004.  For the year ended December 31, 2005, revenue was $121.2 million compared to $64.5 million for the same period in 2004, an increase of 88%.

          Oil and gas operating expenses for the three months and year ended December 31, 2005 totaled $2.1 million and $8.5 million, respectively, compared to $1.3 million and $4.9 million for the same periods in 2004. Depletion costs for the fourth quarter of 2005 totaled $14.2 million and averaged $3.33 per Mcfe compared to $6.3 million and an average of $1.97 per Mcfe for the fourth quarter of 2004.  For the year ended December 31, 2005, depletion costs totaled $39.8 million, or an average of $2.43 per Mcfe, compared to $21.5 million or an average of $1.78 per Mcfe, for the same period in 2004. Other general and administrative (G&A) costs, which does not include deferred compensation expense, for the fourth quarter of 2005 were $2.5 million, 5% higher than the comparable prior year period total of $2.3 million.  For the year ended December 31, 2005, other G&A costs, excluding deferred compensation, totaled $9.8 million, 26% higher than the comparable 2004 period. This increase in G&A expense was primarily the result of increased staffing levels and higher professional fees resulting from new audits and other obligations created by the Sarbanes-Oxley Act. On a production equivalent basis, G&A for the year ended December 31, 2005 averaged $0.60 per Mcfe compared to $0.65 per Mcfe in the previous year.

          During the fourth quarter of 2005, we recorded a non-cash credit of $0.3 million as required by Financial Accounting Standards Board Interpretation No. (FIN) 44, “Accounting for Certain Transactions Involving Stock Compensation.” FIN 44 requires, among other things, a non-cash charge to compensation expense if the price of Edge’s common stock on the last trading day of each reporting period is greater than the strike price of certain stock options. The average price used to calculate the compensation expense was $24.65 per share at December 31, 2005. Edge had 121,750 options with a strike price of $7.0625 per share and 9,000 options with a strike price of $7.28 per share outstanding as of December 31, 2005. The average price used to calculate the compensation expense was $26.69 per share at September 30, 2005, as compared to $15.68 at June 30, 2005, $16.25 at March 31, 2005 and $14.66 at December 31, 2004.

          Below is a recap of net income and pro forma net income excluding the impact of deferred compensation related to FIN 44 and non-cash unrealized derivative gains and losses:

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004

Net Income	$13,282,645	$5,307,039	$33,358,259	$15,129,250
Add:
Deferred Compensation - repriced options	(302,679)	(159,049)	1,627,814	1,135,628
Tax impact	105,938	55,667	(569,735)	(397,470)
Net Deferred Compensation - repriced options	(196,741)	(103,382)	1,058,079	738,158
Add:
Unrealized derivative loss (gain)	(1,084,548)	(690,363)	(720,413)	564,548
Tax impact	379,592	241,627	252,145	(197,592)
Net impact of unrealized derivative losses (gains)	(704,956)	(448,736)	(468,268)	366,956
Pro Forma Net Income (A)	$12,380,948	$4,754,921	$33,948,070	$16,234,364

(A)

This information is provided because management believes exclusion of the impact of deferred compensation related to FIN 44 and the impact of the Company’s derivatives not accounted for as cash flow hedges will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility may have on our results.

          Fourth quarter 2005 net income was $13.3 million or $0.77 basic and $0.74 diluted earnings per share as compared to the same period a year ago of $5.3 million, or basic and diluted earnings per share of $0.39 and $0.38, respectively. Excluding deferred compensation related to FIN 44 and unrealized derivative gains, pro forma net income for the three months ended December 31, 2005 was $12.4 million, or basic earnings per share of $0.72 and diluted earnings per share of $0.69, compared to pro forma net income of $4.8 million, or $0.35 basic and $0.34 diluted earnings per share for the fourth quarter of 2004.

          Net income for the year ended December 31, 2005 was $33.4 million, or basic earnings per share of $1.95 and diluted earnings per share of $1.87, an increase of 120% compared to net income for the same period in 2004 of $15.1 million or $1.16 basic and $1.11 diluted earnings per share. Excluding deferred compensation related to FIN 44 and the unrealized derivative gains and losses, pro forma net income for the year ended December 31, 2005 increased 109% totaling $33.9 million, or basic earnings per share of $1.98 and diluted earnings per share of $1.91, compared to pro forma net income of $16.2 million or $1.25 basic and $1.19 diluted earnings per share for the year ended December 31, 2004.

          Basic weighted average shares outstanding increased from approximately 13.0 million for the year ended December 31, 2004 to 17.1 million in the comparable 2005 period.  The increase in shares outstanding was due primarily to the issuance of stock in the December 2004 public offering that had limited impact on the 2004 average and in lesser part due to the exercise of options and issuance of restricted stock throughout the year. At December 31, 2005, 17,216,776 shares were outstanding.

          Net cash flow provided by operating activities for the fourth quarter of 2005 was $36.9 million as compared to $7.8 million for the same 2004 period. Net cash flow provided by operating activities before working capital changes for the fourth quarter of 2005 was $33.8 million compared to $13.9 million for the same period in 2004.  For the year ended December 31, 2005, net cash flow provided by operating activities was $93.1 million and net cash flow provided by operating activities before working capital changes was $93.8 million.  Net cash flow provided by operating activities and net cash flow provided by operating activities before working capital changes for the year ended December 31, 2004 were $42.3 million and $47.7 million, respectively. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

          Debt at December 31, 2005 was $85.0 million as compared to $20.0 million at September 30, 2005 and December 31, 2004. The ratio of debt to total capital at December 31, 2005 was 30.7%.  The increase in debt during the fourth quarter of 2005 was due primarily to the funding of the Chapman Ranch Field acquisitions which closed in October and November.

          Michael G. Long, Edge’s Senior Vice President and CFO, commented on the financial results noting, “The consistent execution of our strategies has resulted in the record results we achieved in 2005.  Record production volumes and proved reserves, combined with an increasing commodity price environment generated record revenues and net income for 2005 leaving us well positioned for 2006.  Revenues increased 88% in 2005 as compared to 2004 and net income increased 120% in 2005 as compared to 2004.  Net cash flow provided by operating activities also increased 120% over 2004.  The acquisitions and investments in undeveloped property in 2005 combined with our financial strength have set up an exciting 2006 program.  We will provide an operations update in a press release with revised guidance after our Board of Directors meeting on Thursday, March 9, 2006.”

          In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. Price-risk management transactions for 2006 are shown below.

	2006 DERIVATIVES & HEDGES

Time Period	Volumes per day	Price Floor	Price Cap

First Quarter 2006	10,000 MMbtu	$7.00	$10.50
	10,000 MMbtu	$7.00	$16.10
	400 Bbl	$55.00	$80.00
Second Quarter 2006	10,000 MMbtu	$7.00	$10.50
	10,000 MMbtu	$7.00	$16.10
	400 Bbl	$55.00	$80.00
Third Quarter 2006	10,000 MMbtu	$7.00	$10.50
	10,000 MMbtu	$7.00	$16.10
	400 Bbl	$55.00	$80.00
Fourth Quarter 2006	10,000 MMbtu	$7.00	$10.50
	10,000 MMbtu	$7.00	$16.10
	400 Bbl	$55.00	$80.00

All natural gas prices are settled monthly at Houston Ship Channel and crude oil prices are settled at West Texas Intermediate Light Sweet Crude Oil.

          Edge will discuss operations and financial results with any interested parties during its conference call at 10:00 a.m. CST on Friday, March 10, 2006.  Interested parties may participate by dialing 800-498-5196 (ID#: 7017060). The call will also be webcast and can be accessed by logging onto the web at http://phx.corporate-ir.net/phoenix.zhtml?p=irol- eventDetails&c=98341&eventID=1211546 .  If you are unable to participate during the live webcast, the call will be archived at http://www.edgepet.com in the Investor Relations page of the site.

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX”.

          Statements regarding production volumes, drilling activity, price weakness, hedging levels, increased production, future and continuing growth, shareholder value, cash flow, funding of capital needs, production rates, future oil and gas prices, debt levels, production and earnings, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, increased costs and delays attributable to oilfield services and equipment, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals.

EDGE PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004

OIL AND NATURAL
GAS REVENUE
Oil and natural gas sales	$42,314,136	$19,761,611	$123,450,342	$66,965,411
Gain/Loss on hedging and derivatives	129,928	(160,789)	(2,267,253)	(2,460,063)
Total revenue	42,444,064	19,600,822	121,183,089	64,505,348
OPERATING EXPENSES:
Oil and natural gas operating expenses	2,064,129	1,344,020	8,478,525	4,945,918
Severance and ad valorem taxes	3,092,697	1,216,736	8,589,484	4,362,852
Depletion, depreciation, amortization and accretion	14,332,203	6,410,620	40,218,114	21,927,874
General and administrative expense:
Deferred compensation - FIN 44	(302,679)	(159,049)	1,627,814	1,135,628
Deferred compensation - restricted stock	294,395	143,772	973,796	498,372
Other general and administrative expenses	2,462,532	2,336,628	9,834,438	7,812,970
Total operating expenses	21,943,277	11,292,727	69,722,171	40,683,614
OPERATING INCOME	20,500,787	8,308,095	51,460,918	23,821,734
OTHER INCOME AND EXPENSE:
Interest expense, net of amounts capitalized	—	(89,512)	—	(331,399)
Amortization of deferred loan costs	(45,173)	(35,803)	(152,723)	(142,135)
Interest and other income	43,134	19,956	127,993	36,075
INCOME BEFORE INCOME TAX PROVISION CHANGE	20,498,748	8,202,736	51,436,188	23,384,275
INCOME TAX EXPENSE	(7,216,103)	(2,895,697)	(18,077,929)	(8,255,025)
NET INCOME	$13,282,645	$5,307,039	$33,358,259	$15,129,250
BASIC EARNINGS PER SHARE (A)	$0.77	$0.39	$1.95	$1.16
DILUTED EARNINGS PER SHARE (A)	$0.74	$0.38	$1.87	$1.11
BASIC WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	17,186,664	13,445,938	17,122,121	13,029,075
DILUTED WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	17,960,007	14,094,255	17,814,701	13,648,261
Production:
Gas - Mcf	3,319,793	2,350,355	12,596,503	9,148,191
Natural gas liquids (NGL) - Bbls	67,140	85,240	307,596	276,184
Oil - Bbls	91,017	58,547	323,640	214,622
Gas Equivalent - Mcfe	4,268,732	3,213,077	16,383,919	12,093,027
Realized Product Prices:
Gas - $ per Mcf (B)	$10.58	$6.44	$7.88	$5.80
NGL - $ per Bbl	$22.88	$16.81	$18.45	$15.83
Oil - $ per Bbl (B) (C)	$63.36	$51.71	$50.36	$33.03
Gas Equivalent - $ per Mcfe	$9.94	$6.10	$7.40	$5.33

Notes:
(A)

The sum of the individual quarterly basic and diluted earnings per share amounts may not agree with year-to-date basic and diluted earnings (loss) per share amounts as a result of each period’s computation being based on the weighted average number of common shares outstanding during that period.

(B)	Includes the effect of hedging and derivative transactions.
(C)

The average realized price, excluding unrealized derivative gains related to our oil collars, was $48.14 per barrel and $51.44 per barrel for the twelve-month and three-month periods ended December 31, 2005. The average realized price, excluding unrealized derivative losses related to our oil collars, was $39.92 per barrel and $35.66 per barrel for the three-month and twelve-month periods ended December 31, 2004.

EDGE PETROLEUM CORPORATION
Non-GAAP Disclosure Reconciliations

I.   Net Cash Flow Provided by Operating Activities

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004

Net cash flow provided by operating activities	$36,869,083	$7,827,694	$93,110,412	$42,270,342
Changes in working capital accounts	(3,085,791)	6,115,826	644,745	5,382,490
Net cash flow provided by operations before working capital changes	$33,783,292	$13,943,520	$93,755,157	$47,652,832

Note:

Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt.  Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities.  In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

II.   Reserve Replacement Ratio

	Year Ended December 31,

	2005	2004

	(Bcfe)
Beginning Reserves	89.1	63.9
Production	(16.4)	(12.1)
Acquisitions and Divestitures	10.9	16.4
Extensions and Discoveries	30.8	27.5
Revisions	(11.6)	(6.6)
Sales	—	—
Ending Reserves	102.8	89.1
% Proved Developed (ending reserves)	74%	75%
Reserve Replacement Ratio	184%	308%

Note:

Management believes that the reserve replacement ratio is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a means of evaluating the operational performance and to a greater extent the prospects of entities engaged in the production and sale of depleting natural resources.  This measure is often used as a metric to evaluate an entity’s historical track record of replacing the reserves that it produced.  The reserve replacement ratio is calculated by summing the total proved reserves added (acquisition and divestitures, extension and discoveries, and revisions) over the period and dividing that sum by production in the same period. The reported reserve replacement ratio is not necessarily indicative of future trends.

SOURCE  Edge Petroleum Corporation
          -0-                                                                                03/08/2006
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /
          (EPEX)